Exhibit 99.1

Table of Contents

Page
Independent Auditors’ Report	1

Financial Statements

Statements of Revenues and Direct Operating Expenses	2

Notes to Statements of Revenues and Direct Operating Expenses	3

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of Carbon Natural Gas Company

Denver, Colorado

We have audited the accompanying statements of revenues and direct operating expenses of the properties (the “ING Assets”) acquired by Nytis Exploration Company LLC, an indirect subsidiary of Carbon Natural Gas Company (the “Company”), from The Interstate Natural Gas Company, LLC for the years ended December 31, 2010 and 2009.   These statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statements of revenues and direct operating expenses were prepared for the purpose of complying with the rules and regulations of the Securities of Exchange Commission as described in Note 2 to the statements and is not intended to be a complete financial presentation of the Company’s interest in the ING Assets.

In our opinion, the statements referred to above present fairly, in all material respects, the revenues and direct operating expenses, described in Note 2, of the ING Assets for the years ended December 31, 2010 and 2009, in conformity with accounting principles generally accepted in the United States of America.

Ehrhardt Keefe Steiner & Hottman PC

September 7, 2011

Denver, Colorado

Acquired ING Assets

Statements of Revenues and Direct Operating Expenses

	Six Months Ended June 30,		Years Ended December 31,
In thousands	2011	2010	2010	2009
	(Unaudited)	(Unaudited)
Revenues:
Oil and gas production	$4,093	$4,523	$8,408	$9,002
Other income	206	184	342	644
Total revenue	4,299	4,707	8,750	9,646
Direct operating expenses:
Lease operating expense	345	331	615	826
Transportation and processing costs	1,296	1,568	2,915	2,624
Production and property taxes	182	209	388	630
Total direct operating expenses	1,823	2,108	3,918	4,080
Revenues in excess of direct operating expenses	2,476	2,599	4,832	5,566
Revenues in excess of direct operating expenses attributed to non-controlling interests	387	460	855	937
Revenues in excess of direct operating expenses attributed to controlling interests	$2,089	$2,139	$3,977	$4,629

See accompanying notes to the Statements of Revenues and Direct Operating Expenses

Note 1 — Basis of Presentation

On April 22 and June 29, 2011, Carbon Natural Gas Company (the “Company”), through its indirect subsidiary, Nytis Exploration Company LLC effected an initial and subsequent close, respectively, under a February 14, 2011 Asset Purchase Agreement, as amended, (the “APA”) with The Interstate Natural Gas Company, LLC and certain related parties, as seller (hereafter collectively referred to as “ING”), of certain gas and oil assets (the “ING Assets”).  The initial closing was held on April 22, 2011 for the purchase of approximately 45 natural gas wells for approximately $1.5 million.  The subsequent closing was held on June 29, 2011 for the purchase of the remaining assets consisting of interests in approximately 385 producing wells (total 430 producing wells), natural gas gathering and compression facilities related only to the wells acquired and other related assets, for approximately $23.2 million.  The Company paid a total of approximately $25.9 million cash for the ING Assets which included additional purchase price adjustments and $600,000 consideration for extending the date of the final closing. The accompanying statements represent the acquired interests, including non-controlling interests as discussed below, in the revenues and direct operating expenses of the ING Assets.

The financial information for the six months ended June 30, 2011 and 2010 is unaudited.  In the opinion of management, this information contains all adjustments, consisting only of normal recurring accruals necessary for a fair statement of the revenues and direct operating expenses for the periods presented in accordance with the indicated basis of presentation.  The revenues and direct operating expenses for interim periods are not necessarily indicative of the revenues and direct operating expenses for the full fiscal year.

Certain of the natural gas wells in the ING Assets were held by ING through an interest in various oil and gas partnerships.  The Company acquired all of the interests that ING had in those partnerships.  The Company also acquired the interests in certain partnerships held by other partners in those partnerships. For partnerships where the Company has a controlling interest post-acquisition, the partnerships are consolidated.  The accompanying statements of revenues and direct expenses reflect the non-controlling ownership interest in such partnerships as non-controlling interests.  All significant intercompany accounts and transactions have been eliminated.

Revenue Recognition

ING accounts for natural gas sales using the entitlements method.  Under the entitlement method, revenue is recorded based on ING’s share of volume sold, regardless of whether ING has taken its proportionate share of volume produced.  ING records revenue from the sale of its oil when title has transferred, typically when lifted from tanks, and collection is reasonably assured.  ING recognizes gathering, compression and processing fees when the services are provided and where collection is reasonable assured.  These fees represent amounts charged to other interest owners in providing these services utilizing ING owned facilities.

Direct Operating Expenses

Direct operating expenses are recorded when the related liability is incurred. Direct operating expenses include lease and gathering operating expenses, well workover costs, ad valorem taxes and production taxes. Certain costs such as depletion, depreciation, amortization, accretion of asset retirement obligations, general and administrative expenses, interest expense and corporate taxes were not allocated to the ING Assets.

Use of Estimates

The process of preparing financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of revenues and expenses. Such estimates primarily relate to unsettled transactions as of the date of the financial statement. Accordingly upon settlement, actual results may differ from estimated amounts.

Note 2 — Omitted Financial Information

The presentation of the accompanying financial statements for the ING Assets is consistent with the Securities and Exchanges Commission’s rules, regulations and staff interpretations.  The financial statements of the ING Assets to satisfy the requirements of Rule 3-05 of Regulation S-X are limited to historical statements of revenues and direct operating expenses, together with footnote disclosures of reserve quantities and the standardized measure.

The Company believes that it is sufficient to provide audited historical statements of revenues and direct operating expenses for the ING Assets, along with footnote disclosures of reserve quantities and the standardized measure, for the following reasons:

•                  The portion of historical general and administrative expenses or other indirect expenses attributable to the ING Assets is indeterminable and is not necessarily indicative of the level of such expenses to be incurred in the future under the Company’s ownership.

•                  Historical depreciation, depletion and amortization attributable to the ING Assets is irrelevant to the ongoing financial reporting for such operations because the Company will record the fair value of the ING Assets at the date of acquisition and the assets will be depleted accordingly over future periods.

•                  During the periods presented, the ING Assets were not accounted for or operated as a separate division by ING.  Certain costs, such as depreciation, depletion and amortization, accretion of asset retirement costs, general and administrative expenses, interest expense and corporate income taxes were not allocated to the individual assets.  Accordingly, full separate financial statements prepared in accordance with accounting principles generally accepted in the United States of America do not exist and are not practical to obtain in these circumstances.  As a result, the financial statements presented are not indicative of the results of operations of the acquired assets going forward.

Note 3 — Commitments and Contingencies

Pursuant to the terms of the APA, there are no claims, litigation or disputes pending as of the effective date of the APA, or any matters arising in connection with indemnifications, and the parties to the APA are not aware of any legal, environmental or other commitments or contingencies that would have a material adverse effect on the statements of operating revenues and direct operating expenses other than the following contracts:

The Company assumed long-term firm transportation contracts in the ING Asset acquisition.  Capacity levels and related demand charges for the remaining term of the contracts at June 30, 2011 (unaudited) are (i) for the remainder of 2011 through 2013; approximately 7,700 dekatherms per day capacity with demand charges ranging between $.22 and $1.40 per dekatherm, (ii) for 2014 through May 2015; 3,450 dekatherms per day with demand charges ranging between $.22 and $.65 and (iii) for June 2015 through 2017; 2,300 dekatherms per day with demand charges of $.65 per dekatherm. The Company will record the fair value of the contractual liability and does not plan to utilize the contracts.

Note 4 —Supplemental Oil and Gas Reserve Information (Unaudited)

The reserve estimates as of December 31, 2010 presented herein were derived from reserve estimates prepared by the Company as prior year reserve studies were not available.  In preparing this information, the Company developed these disclosures based on an audited reserve study dated April 7, 2011 for reserves as of December 31, 2010.  The reserve estimates were made in accordance with oil and gas reserve estimation guidance issued by the FASB and SEC effective for reporting periods ending on or after December 31, 2009.  As reserve studies prior to December 31, 2010 were not available, the December 31, 2009 and January 1, 2009 reserve estimates were based on December 31, 2010 reserve estimates adjusted for actual 2010 production (December 31, 2009) and  actual 2009 production (January 1, 2009).   As such, the December 31, 2009 and the January 1, 2009 reserve estimates , do not include the impact, if any, of timing, pricing or revisions of prior estimates  There were no discoveries or other additions, purchases or sales during the periods presented .  Estimates of proved reserves are inherently imprecise and are continually subject to revision based on production history, results of additional exploration and development, price changes and other factors.  All of the reserves related to the ING Assets are located in the continental United States.

Proved oil and gas reserves as of December 31, 2010 were calculated based on the prices for oil and gas during the twelve month period before the reporting date, determined as an un-weighted arithmetic average of the first-day-of-the month price for each month within such period.

Future cash inflows and future production and development costs as of December 31, 2010 were determined by applying prices and costs, including transportation, quality, and basis differentials, to the year-end estimated quantities of oil and gas to be produced in the future.  The resulting future net cash flows as of December 31, 2010 were reduced to present value amounts by applying a ten percent annual discount factor.  Future operating costs as of December 31, 2010 were determined based on estimates of expenditures to be incurred in producing the proved oil and gas reserves in place at the end of the period using year-end costs and assuming continuation of existing economic conditions, plus overhead incurred.  There were no future development costs.

The assumptions used to compute the standardized measure are those prescribed by the FASB and the SEC.  These assumptions do not necessarily reflect the Company’s expectations of actual revenues to be derived from those reserves, nor their present value.  The limitations inherent in the reserve quantity estimation process, as discussed previously, are equally applicable to the standardized measure computations since these reserve quantity estimates are the basis for the valuation process.

Changes in Estimated Quantities of Proved Oil and Gas Reserves

The following table sets forth information for the period from January 1, 2009 to December 31, 2010 with respect to changes in the proved reserves of the ING Assets:

	Oil	Gas
	(Mbbl)	(Mmcf)
Balance - January 1, 2009	56	36,416

Production	(6)	(1,895)

Balance - December 31, 2009	50	34,521	(*1)

Production	(5)	(1,640)

Balance - December 31, 2010	45	32,881	(*1)

Proved developed reserves:
December 31, 2009	50	34,521
December 31, 2010	45	32,881

(*1)  Approximately 5,632 and 5,955 Mmcf of proved reserves are attributed to the non-controlling interests of the ING Assets as of December 31, 2010 and 2009, respectively.  (See Note 1 for discussion of non-controlling interests.)

Standardized Measure of Discounted Future Net Cash Flows Related to Proved Oil and Gas Reserves

The following summary sets forth the future net cash flows relating to proved oil and gas reserves of the ING Assets based on the standardized measure described earlier. The disclosure excludes the impact, if any, of timing, pricing or revisions of prior estimates. As discussed above, December 31, 2009 amounts were based on the reserves as of December 31, 2010 actual sales and production costs and no adjustments were made to the annual discount rate.

	As of December 31,
(In thousands)	2010		2009
Future oil and gas sales	$166,540		$174,948
Future production costs	(55,869)		(59,787)
Future net cash flows	110,671		115,161
10% annual discount	(76,562)		(76,562)
Standarized measure of discounted future net cash flows	$34,109	(*1)	$38,599	(*1)

(*1)  The standardized measure includes approximately $6.1 and $7.0 million attributable to the non-controlling interests of various ING Assets partnerships consolidated as of December 31, 2010 and 2009, respectively.  (See Note 1 for discussion of  non-controlling interests.)

Changes in the Standardized Measure of Discounted Future Net Cash Flows

An analysis of the changes in the standardized measure of discounted future net cash flows for the years ended December 31, 2010 and 2009 are as follows and excludes the impact, if any, of timing, pricing or revisions of prior estimates as discussed earlier:

	Year Ended December 31,
(In thousands)	2010	2009

Standardized measure of discounted future net cash flows, beginning of year	$38,599	$43,521
Sales of oil and gas, net of production costs and taxes	(4,490)	(4,922)
Standardized measure of discounted future net cash flows, end of year	$34,109	$38,599